Exhibit 10.1

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”) is made and entered into effective May 24, 2007, by and between Arrowhead Research Corporation, a Delaware corporation (the “Company”), and R. Bruce Stewart, an individual (the “Executive”).

WITNESSETH:

WHEREAS, the Compensation Committee of the Board of Directors of Arrowhead Research Corporation wishes to enter into an Agreement with Executive;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties, intending to be legally bound, agree as follows:

1. Employment Duties.

(a) The Company hereby employs the Executive as Chairman and Chief Executive Officer to perform the customary duties and bear the customary responsibilities of such positions and such other duties and responsibilities, commensurate with such positions, as the Executive reasonably shall be directed from time to time by the Board of Directors (the “Board”) of the Company to perform or bear, which duties and responsibilities shall be consistent with the provisions of the Bylaws of the Company in effect on the date hereof that relate to or bear upon the duties of a Chairman of the Board and Chief Executive Officer of the Company.

(b) The Executive hereby accepts such employment and agrees to render the services described above.

(c) The principal place of employment of the Executive hereunder shall at all times be the Pasadena, CA area or other location(s) as may be mutually acceptable to the Executive and the Board of Directors.

2. Term of Employment.

Executive is an “At Will” employee under the laws of California which means the Company can terminate him at any time for any reason. The Executive has signed the “Employee At-Will, Confidential Information and Invention Agreement” which is attached to this Agreement as Attachment A.

3. Retirement or Termination of Employment

The following shall govern Executive’s retirement or termination (except in the case of Section 5 below):

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Should Executive voluntarily retire or voluntarily terminate from Arrowhead Research Corporation or its successor for any reason or should Executive be terminated from Arrowhead Research Corporation or its successor for any reason, Executive will be paid his highest salary while at Arrowhead Research Corporation for three (3) years after his termination.

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Each month, the payment to Executive will be 1/36th of the total amount due under the Agreement. Should Executive die before terminating from Arrowhead or after terminating from Arrowhead but before the full three (3) year period has ended, his estate will be paid until the full three (3) year period has ended.

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During the three (3) year period, Executive will, at his option, consult with the company if asked (except as noted in Section 9 below). Executive can decline to consult if he chooses to do so (except as noted in Section 9 below) but the payments will continue until such time as the full three (3) year period has been paid.

SEVERANCE AGREEMENT

4. Payment

Payments of Executive will be before any federal or state tax withholding. Payments will be monthly as stated above but Executive will not accrue any sick or vacation time once he has terminated from Arrowhead Research Corporation. He will be given a 1099 each applicable year and will be responsible for any and all taxes. Executive will be paid any accrued vacation (less applicable taxes) due him at Date of Termination.

5. Termination by the Company Cause.

The Company may terminate the Executive at any time for any reason. However, the Executive and/or his estate are due no payment if Executive is terminated for “Cause” as defined in the following paragraph:

The Executive acts, or fails to act, in a manner that provides “Cause” for termination. For purposes of this Agreement, the term “Cause” means (1) the Executive’s indictment for, or conviction of, any crime or serious offense involving money or other property which constitutes a felony in the jurisdiction involved, (2) the Executive’s willful and continual neglect of, or failure to discharge, duties (including fiduciary duties), responsibilities and obligations with respect to the Company hereunder, provided such neglect or failure remains uncured for a period of thirty (30) days after written notice describing the same is given to the Executive by the Company and, provided further, that isolated and insubstantial neglect or failures shall not constitute Cause hereunder, (3) the Executive’s violation of the provisions of Section 8 below or of any confidentiality provisions contained in Exhibit A hereto, or (4) any act of fraud or embezzlement by the Executive involving the Company or any of its Affiliates. All determinations of Cause for termination pursuant to this Section 5 shall be determined by the Board, and shall require at least a two-thirds (2/3) vote of the entire Board, excluding the participation of the Executive, should he then be a member of the Board.

6. Confidentiality.

The Executive agrees that the “Employee Proprietary Information and Ownership of Inventions Agreement” annexed hereto as Exhibit A shall be deemed incorporated in and made a part of this Employment Agreement. Notwithstanding any other provision of this Agreement, the Executive shall continue to be bound by the terms of such Proprietary Information and Inventions Agreement for a period of three (3) years after the expiration or termination of this Agreement for any reason. The Executive and the Company agree that following expiration or termination of this Agreement for any reason the Proprietary Information and Inventions Agreement shall be applicable only to material, non-public proprietary information of the Company.

7. Privacy.

Executive is a Reporting Person under the rules and regulations of the SEC. As such, this Agreement may have to be filed with the SEC and the terms of this Agreement must be included in the annual proxy to shareholder. Therefore, as condition for receiving the Agreement, you waive all rights to privacy.

8. Non-Competition, Non-Solicitation and Non-Disparagement.

(a) At no time will the Executive knowingly make any written or oral untrue statement that disparages the Company or its Affiliates in communications with any customer, client or the public.

(b) At no time will the Executive knowingly solicit any of the people current employed by the Company or its Affiliates.

SEVERANCE AGREEMENT

(c) At no times will the Executive, solicit any of the customers of the Company or its Affiliates.

(d) If the Executive commits a breach, or threatens to commit a breach of Section 8(a), (b) or (c), the Company shall have the right and remedy to have the provisions of this Agreement or Exhibit A, as the case may be, specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

(e) Anything else contained in this Agreement to the contrary notwithstanding, the parties hereto intend to and hereby do confer jurisdiction to enforce the covenants contained in this Section 8 and Exhibit A upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other state within the geographical scope of such other covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

9. Cooperation.

Following Executive’s termination of employment, the Executive agrees to cooperate with, and assist the Company to ensure a smooth transition in management and, if requested by the Company, will make himself available to consult during regular business hours at mutually agreed upon times for up to a three-month period thereafter. At any time following his termination of employment, the Executive will provide such information as the Company may reasonably request with respect to any Company-related transaction or other matter in which the Executive was involved in any way while employed by the Company. The Executive further agrees to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against, or by, the Company or its Affiliates, in connection with any dispute or claim of any kind involving the Company or its Affiliates, including providing testimony in any proceeding before any arbitral, administrative, judicial, legislative or other body or agency. The Executive shall be entitled to reimbursement for all properly documented expenses incurred in connection with rendering transition services under this Section 9, including, but not limited to, reimbursement for all reasonable travel, lodging, meal expenses and legal fees, and the Executive shall be entitled to a per diem amount for his services equal to his highest annualized Base Salary used to determine the first year of his three (3) years pay under this Agreement, divided by seven hundred and twenty (720) (business days).

10.	Excise Tax.

If any payments made in respect of this Agreement, or otherwise in respect of the Executive’s termination of employment with the Company, become subject to the excise tax described in Section 4999 of the Internal Revenue Code of 1986 (or any successor to such section), the Company shall make a special payment to the Executive sufficient, on an after-tax basis (taking into account federal, state and local income, employment and excise taxes and related interest and, penalties), to put the Executive in the same position as would have been the case had no such excise taxes been applicable to any payments or benefits provided in this Agreement or otherwise in respect of the Executive’s termination of employment with the Company. Any such special payment shall be made prior to the time any excise tax is payable by the Executive (through withholding or otherwise). The determination of whether any payment is subject to an excise tax and, if so, the amount to be paid by the Company to the Executive and the time of payment, shall be made by an independent auditor selected jointly by the Company and the Executive and paid by the Company. Unless the Executive agrees otherwise in writing, the auditor shall be a nationally recognized public accounting firm that has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of the Company or any of its Affiliates. If the Executive and the Company cannot agree on the firm to serve as the auditor under this Section, then the Executive and the Company shall each select one accounting firm and those two (2) firms shall jointly select the accounting firm to serve as the auditor.

SEVERANCE AGREEMENT

11. No Mitigation.

The Executive shall not be required to mitigate the amount of any payment provided for hereunder, by seeking other employment or otherwise, nor shall the amount of any payment provided for hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of employment by the Company.

12. Definitions.

As used herein, the following terms have the following meaning:

(a) “Affiliate” means and includes any person, corporation or other entity controlling, controlled by or under common control with the person, corporation or other entity in question.

(b) “Change in Control” means the occurrence of any of the following events:

(i) Any Person, other than the Company, its affiliates (as defined in Rule 12b-2 under the Exchange Act) or any Company employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than forty percent (40%) of ‘the combined voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”) of the Company, or

(ii) Individuals who constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the directors. Notwithstanding the foregoing any individual becoming a director whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Directors shall be considered an Incumbent Director; or

(iii) Consummation by the Company of a recapitalization, reorganization, merger, consolidation or other similar transaction (a “Business Combination”) with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Voting Securities immediately prior such Business Combination (the “Incumbent Shareholders”) do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, fifty percent (50%) or more of the Voting Securities of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination (the “Surviving Entity”), in substantially the same proportion as their ownership of such Voting Securities immediately prior to such Business Combination; or

(iv) Consummation of a complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than fifty percent (50%) of the combined Voting Securities is then owned beneficially, directly or indirectly, by the Incumbent Shareholders in substantially the same proportion as their ownership of the Voting Securities immediately prior to such sale or disposition.

For purposes of this definition, the following terms shall have the meanings set forth below:

(A) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act;

(B) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and

(C) “Person” shall have the meaning as used in Sections 13(d) and 14(d) of the Exchange Act.

(c) “Company’s Field of Interest” means the primary businesses of the Company as described in the Company’s then most-recent filings with the Securities and Exchange Commission.

SEVERANCE AGREEMENT

13. Representations by Executive.

The Executive represents and warrants that he has full right, power and authority to execute this Agreement and perform his obligations hereunder; this Agreement has been duly executed by the Executive and such execution and the performance of this Agreement by the Executive does not and will not result in any conflict, breach or violation of or default under any other agreement or any judgment, order or decree to which the Executive is a party or by which he is bound. The Executive acknowledges and agrees that any material breach of the representations set forth in this Section 13 will constitute Cause under Section 5.

14. Arbitration.

The parties shall attempt in good faith to resolve all claims, disputes and other disagreements arising hereunder by negotiation. In the event that a dispute between the parties cannot be resolved within thirty (30) days of written notice from one party to the other party, such dispute shall, at the request of either party, after providing written notice to the other party, be submitted to arbitration in Los Angeles, California in accordance with the arbitration rules of the American Arbitration Association then in effect. The notice of arbitration shall specifically describe the claims, disputes or other matters in issue to be submitted to arbitration. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the arbitration rules of the American Arbitration Association. If the parties are unable to agree within ten (10) days, the arbitrator shall be selected by the Chief Judge of the Los Angeles Court. The discovery rights and procedures provided by the Federal Rules of Civil Procedure shall be available and enforceable in the arbitration proceeding. The written decision of the arbitrator so appointed shall be conclusive and binding on the parties and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, and each party shall pay for and bear the cost of its own experts, evidence and legal counsel, unless the arbitrator rules otherwise in the arbitration. Both parties agree to use their best efforts to cause a final decision to be rendered with respect to the matter submitted to arbitration within sixty (60) days after its submission. Notwithstanding the foregoing, the Company shall be free to pursue its rights and remedies under Section 8 hereof and pursuant to Exhibit A hereto in any court of competent jurisdiction, without regard to the arbitral proceedings contemplated by this Section 14.

15. Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested and received), telecopy (confirmed receipt by return fax from the receiving party) or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

Arrowhead Research Corporation
201 South Lake Avenue, Suite 703
Pasadena, California 91101
Attention: Chairman of the Compensation Committee

Telephone: (626) 304-3400
Fax: (626) 304-3401

If to the Executive:

R. Bruce Stewart
Address:

Telephone:

SEVERANCE AGREEMENT

16.	General.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

(b) This Agreement, together with any ancillary agreements referred to herein, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(c) This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or anyone or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.

(d) This Agreement shall be binding upon and inure to the benefit of the legal representatives, heirs, distributees, successors and permitted assigns of the parties hereto. The Company may not assign its rights and obligation under this Agreement without the prior written consent of the Executive, except to a successor to substantially all the Company’s business, which expressly assumes the Company’s obligations hereunder in writing. For purposes of this Agreement, “successors” shall mean any successor by way of share exchange, merger, consolidation, reorganization or similar transaction, or the sale of all or substantially all of the assets of the Company. The Executive may not assign, transfer, alienate or encumber any rights or obligations under this Agreement, except by will or operation of law, provided that the Executive may designate beneficiaries to receive any payments permitted under the terms of the this Agreement.

[Signature Page Follows]

SEVERANCE AGREEMENT

IN WITNESS WHEREOF, the each of the parties has executed this Agreement under its or his seal as of the date first above written.

Compensation Committee.

By:	/s/ Edward W. Frykman
Print Name:	Edward W. Frykman
Title:	Chairman, Compensation Committee

Attest:

By:	/s/ Joseph T. Kingsley
Print Name:	Joseph T. Kingsley
Title:	President & Chief Financial Officer

[SEAL]

R. Bruce Stewart

By:	/s/ R. Bruce Stewart
Print Name:	R. Bruce Stewart